SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant  /X/
Filed by a party other than the registrant  /  /

Check the appropriate box:
/  /     Preliminary proxy statement
/  /     Definitive proxy statement
/X /     Definitive additional materials
/  /     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               Ashland Oil, Inc.
                (Name of Registrant as Specified in Its Charter)

                    Board of Directors of Ashland Oil, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
/X /    $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/  /    $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).
/  /    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)      Title of each class of securities to which transaction applies:

(2)      Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

(4)      Proposed maximum aggregate value of transaction:

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)      Amount previously paid:   $125.00

(2)      Form, schedule or registration statement no.:   Preliminary Proxy

(3)      Filing party:   Board of Directors of Ashland Oil, Inc.

(4)      Date filed:   November 16, 1994

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         1  Set forth the amount on which the filing fee is calculated and state how it was determined.

                                           January 10, 1995


IF YOU HAVE ALREADY SENT IN YOUR
PROXY, PLEASE DISREGARD THIS LETTER


TO THE SHAREHOLDERS OF ASHLAND OIL, INC.

                                   A REMINDER

         We have previously sent to you a Proxy Statement dated December 5, 1994 and proxy card relating to the Annual Meeting of Shareholders to be held on Thursday, January 26, 1995.

         According to our latest records, we have not to date received your proxy card. Since the time before the meeting is short, we urge you to review the Proxy Statement and to send in your proxy card promptly.

         As noted in the Proxy Statement, Ashland recommends that shareholders vote FOR Proposals 1 through 6, and AGAINST Proposal 7. The reasons for these proposals, and their possible advantages and disadvantages, are discussed in detail in the Proxy Statement, and we encourage you to review carefully that discussion. If you have misplaced your copy of the Proxy Statement and would like another copy, please call the following toll free number (1-800-634-4458) and we will mail another copy to you.

         We have enclosed a proxy card which you should complete, date, sign and promptly return in the enclosed stamped, self-addressed envelope. If you have already sent in your proxy card and Ashland receives another proxy card from you for the same shares, the latest dated proxy card will be voted.

         Thank you for your cooperation.


                                         Sincerely,



                                         Thomas L. Feazell
Enclosures